UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

November 1, 2019
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

Address:	3001 Summer Street,		Stamford,	Connecticut	06926
Telephone Number:	(203)	356-5000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value per share	PBI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 1, 2019, Pitney Bowes Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for a $400,000,000 tranche of a term loan A facility (the “Term Loan A Facility”) and a $500,000,000 revolving credit facility (the “Revolving Facility” and, together with the Term Loan A Facility, the “Facilities”). The Revolving Facility includes a sublimit for the issuance of letters of credit up to an aggregate outstanding face amount of $100,000,000. The Facilities may be increased (in the aggregate) by up to the greater of $250,000,000 and 50% of Consolidated EBITDA for the four prior fiscal quarters in incremental loans and commitments, or an unlimited amount subject to certain financial tests, in each case subject to the terms and conditions of the Credit Agreement. The proceeds of the Term Loan A Facility were used to (i) refinance all outstanding obligations under the Existing Credit Agreements (as defined below), (ii) pay fees and expenses and (iii) for general corporate purposes. The proceeds of the Revolving Facility may be used for working capital and other general corporate purposes including acquisitions.

The Facilities have a term of five years. The loans under the Facilities will bear interest at a rate equal to either a base rate plus a margin ranging from 0.50% to 1.00%, or a Eurocurrency rate plus a margin ranging from 1.50% to 2.00%, as selected by the Company, in each case, with such margin determined in accordance with a pricing grid based upon the Company’s consolidated adjusted total leverage ratio as of the end of the applicable period. Voluntary prepayments of outstanding loans under the Facilities are permitted without premium or penalty, subject in the case of Eurocurrency loans, to breakage costs.

Under the Credit Agreement, the Company is required to maintain a Consolidated Adjusted Total Leverage Ratio (as defined in the Credit Agreement) as of the last day of each fiscal quarter of no greater than the level set forth in the agreement for the relevant quarter, which starts at 4.25 to 1.00 and declines over time to 3.25 to 1.00. For the term of the Credit Agreement, the Company is not permitted to have a Consolidated Adjusted Interest Coverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter that is less than 2.75 to 1.00.

The Facilities are secured by substantially all of the assets of the Company and certain of its domestic subsidiaries, subject to customary exclusions and limitations set forth in the Credit Agreement and the other executed loan documents. The Credit Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including negative covenants that, among other things, limit the ability for the Company and its restricted subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions.

Obligations under the Credit Agreement may be accelerated upon the occurrence of certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative, negative or financial covenants; breach of the representations or warranties in any material respect; events of default with respect to other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its restricted subsidiaries that are not promptly paid or stayed; invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement; and a change of control of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On November 1, 2019, the Company paid off and terminated all of its obligations under its (i) Credit Agreement, dated as of January 6, 2015 (the “2015 Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, (ii) Credit Agreement, dated as of January 5, 2016 (the “2016 Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto and (iii) Term Loan Facility Agreement, dated as of August 30, 2017 (together with the 2015 Credit Agreement and the 2016 Credit Agreement, the “Existing Credit Agreements”), with MUFG BANK, LTD., f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.. There were no penalties associated with the early termination of the Existing Credit Agreements.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number

10.1 Credit Agreement, dated as of November 1, 2019, among Pitney Bowes Inc., the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

(104) The cover page Pitney Bowes, Inc.'s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Debbie D. Salce
Name: Debbie D. Salce
Date: November 5, 2019	Title: Vice President and Treasurer